Project WORLD

Process Update

October 24, 2023 / Confidential

Jefferies

Disclaimer

The following pages contain material provided to the Special Committee (the "Special Committee") of the Board of Directors (the "Board") of WORLD (the "Company") by Jefferies LLC ("Jefferies") in connection with Project WORLD.

These materials were prepared on a confidential basis in connection with an oral presentation to the Special Committee and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Special Committee in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any party without Jefferies' prior written consent.

The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein, or any oral information provided herewith or data any of them generates. Jefferies undertakes no obligation to update these materials.

Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.

Process Summary to Date

Contacted

Strategics (15)	Financial Sponsors (47)
[redacted]	[redacted]

*Participating in ROSWELL Group

Signed NDA / Received CIM (11)(1)

Accessed Data Room (7)	Did Not Access Data Room (4)
[redacted]	

❌ Declined post-CIM

(1) [redacted]

Buyer Feedback to Date

Attractions	Considerations
[redacted]	[redacted]

Jefferies

Project WORLD – Post-NDA Decline Detail

Declined Post-NDA Signing (10)
[redacted]

Company	Contact	Decline Reasons
[redacted]		[redacted]